Exhibit 10.1

Amendment to The Och-Ziff Capital Management Group LLC 2013 Incentive Plan
The Och-Ziff Capital Management Group LLC 2013 Incentive Plan (the “Plan”) is hereby amended as follows, effective May 9, 2017:

1.	Subsection (a) of Section 4 of the Plan by deleting and replacing it with the following:
“Subject to Section 5, the maximum number of Class A Shares that may be delivered pursuant to Awards shall be 231,250,788 Class A Shares, as increased on the first day of each fiscal year beginning in fiscal year 2018 by a number of Class A Shares equal to 15 percent (15%) of the increase, if any, in the number of outstanding Class A Shares from the number of outstanding Class A Shares on the first day of the immediately preceding fiscal year (in each case, calculated assuming the exchange of all Och-Ziff Operating Group A Units, Och-Ziff Operating Group D Units and Och-Ziff Operating Group P Units (each as defined in the LLC Agreement) for Class A Shares).

2.	Except as amended above, the Plan shall remain in full force and effect.